Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Gastar Exploration Ltd.

Gastar Exploration USA, Inc.

Houston, TX

We hereby consent to the incorporation by reference in this Registration Statement of our report dated May 26, 2011, relating to the consolidated financial statements of Gastar Exploration USA, Inc. and subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2010, appearing in the Form 8-K dated May 26, 2011.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Dallas, TX

May 26, 2011